EXHIBIT 99.1

QC Holdings, Inc. Reports Second Quarter Results

OVERLAND PARK, Kan., Aug. 5, 2014 (GLOBE NEWSWIRE) -- QC Holdings, Inc. (Nasdaq:QCCO) reported income from continuing operations of $212,000 and revenues of $36.1 million for the quarter ended June 30, 2014. For the six months ended June 30, 2014, income from continuing operations totaled $3.4 million and revenues were $74.6 million.

For the three months and six months ended June 30, 2013, income from continuing operations totaled $876,000 and $3.5 million, respectively, and revenues were $35.7 million and $73.3 million, respectively.

The three months and six months ended June 30, 2014 and 2013 include discontinued operations relating to branches that were closed during each period. Schedules reconciling adjusted EBITDA to income from continuing operations for the three months and six months ended June 30, 2014 and 2013 are provided below.

** Second Quarter **

Revenues improved $323,000, or 1.1%, quarter-to-quarter due to higher fees and interest from the company's longer-term, higher-dollar installment loan products, indicative of strong demand and migration of customers from single-pay loan products. This growth was substantially offset by a decline in payday loan revenues.

Branch operating costs, exclusive of loan losses, totaled $16.0 million during the three months ended June 30, 2014, essentially the same as prior year's second quarter. A slight reduction in overall compensation was offset by higher marketing expenditures.

Loan losses increased $1.5 million during the three months ended June 30, 2014, totaling $12.0 million versus $10.5 million in prior year's quarter. The loss ratio increased to 33.2% in second quarter 2014 versus 29.4% in second quarter 2013. The increase in the loss ratio reflects the ongoing seasoning of the company's higher-dollar installment loan products, partially offset by improvements in the company's loss ratio for the single-pay product. Returned items as a percentage of revenues were higher (and the collection rate on returned items was lower) in the current year quarter than prior year.

Regional and corporate expenses totaled $7.2 million during the three months ended June 30, 2014, an increase of $233,000 over second quarter 2013. This increase reflects higher overall compensation during second quarter 2014, primarily related to long-term incentive compensation.

** Six Months Ended June 30 **

The company's revenues improved $1.3 million, or 1.8%, to $74.6 million during the six months ended June 30, 2014 for the same reasons noted in the quarterly discussion above.

Branch operating costs, exclusive of loan losses, increased $502,000 to $32.9 million during the six months ended June 30, 2014 versus $32.4 million in prior year. This increase was primarily attributable to higher marketing costs and bank-related charges.

During the first half of 2014, the company reported loan losses of $20.1 million compared to $17.3 million during the six months ended June 30, 2013. The company's loss ratio increased to 27.0% versus 23.7% in first half 2013 for the same reasons noted in the quarterly discussion above.

Regional and corporate expenses totaled $14.1 million during the six months ended June 30, 2014 compared to $15.7 million in 2013. This decline reflects: i) $517,000 in severance and related costs in connection with a company restructuring during the first half of 2013, ii) reduced public affairs expenditures during 2014, and iii) lower overall compensation during the first half of 2014 resulting from the first quarter 2013 restructuring.

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of consumer loans in the United States and Canada. In the United States, QC offers various products, including payday, installment and title loans, check cashing, debit cards and money transfer services, through 415 branches in 23 states at June 30, 2014. In Canada, the company, through its subsidiary Direct Credit Holdings Inc., is engaged in short-term, consumer Internet lending in various provinces. During fiscal 2013, the company advanced nearly $900 million to customers and reported total revenues of $152.0 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of future regulations proposed or adopted by the Consumer Financial Protection Bureau (CFPB), which was created by that Act, (3) ballot referendum initiatives by industry opponents to cap the rates and fees that can be charged to customers, (4) uncertainties related to the examination process by the CFPB and the potential for indirect rulemaking through the examination process, (5) litigation or regulatory action directed towards us or the payday loan industry, (6) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (7) risks associated with the leverage of the company, (8) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (9) changes in our key management personnel, (10) integration risks and costs associated with acquisitions, (11) risks associated with owning and managing non-U.S. businesses, and (12) the other risks detailed under Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

(Financial and Statistical Information Follows)

QC Holdings, Inc.
Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2014	2013	2014
Revenues
Payday loan fees	$25,888	$23,604	$53,193	$48,767
Installment interest and fees	6,729	8,996	13,310	18,474
Other	3,120	3,460	6,810	7,398
Total revenues	35,737	36,060	73,313	74,639
Operating expenses
Salaries and benefits	8,280	7,743	16,972	16,121
Provision for losses	10,524	11,981	17,343	20,129
Occupancy	4,300	4,267	8,721	8,946
Depreciation and amortization	517	462	1,051	934
Other	2,793	3,495	5,695	6,940
Total operating expenses	26,414	27,948	49,782	53,070
Gross profit	9,323	8,112	23,531	21,569

Regional expenses	2,326	2,177	5,267	4,427
Corporate expenses	4,623	5,005	10,433	9,688
Depreciation and amortization	442	481	887	953
Interest expense	279	326	642	743
Other expense (income), net	196	(185)	385	58
Income from continuing operations before income taxes	1,457	308	5,917	5,700
Provision for income taxes	581	96	2,377	2,298
Income from continuing operations	876	212	3,540	3,402
Loss (gain) from discontinued operations, net of income tax	535	26	1,186	(237)
Net income	$341	$186	$2,354	$3,639

Earnings (loss) per share:
Basic
Continuing operations	$0.05	$0.01	$0.20	$0.19
Discontinued operations	(0.03)	--	(0.07)	0.02
Net income	$0.02	$0.01	$0.13	$0.21

Diluted
Continuing operations	$0.05	$0.01	$0.20	$0.19
Discontinued operations	(0.03)	--	(0.07)	0.02
Net income	$0.02	$0.01	$0.13	$0.21
Weighted average number of common shares outstanding:
Basic	17,410	17,505	17,370	17,473
Diluted	17,410	17,510	17,370	17,473

Non-GAAP Reconciliations
Adjusted EBITDA
(in thousands)
(Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S. generally accepted accounting principles ("GAAP"). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. The three and six months ended June 30, 2013 include an additional adjustment to EBITDA related to severance and related costs in connection with a restructuring plan that the company undertook due to a decline in loan volumes over the past few years as a result of shifting customer demand, the sluggish economy, regulatory changes and increasing competition in the short-term credit industry. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2014	2013	2014

Income from continuing operations	$876	$212	$3,540	$3,402
Provision for income taxes	581	96	2,377	2,298
Depreciation and amortization	959	943	1,938	1,887
Interest expense	279	326	642	743
Non-cash (gains) losses on property dispositions	196	(185)	385	58
Stock option and restricted stock expense	236	171	720	337
Severance and related costs	104		549
Adjusted EBITDA	$3,231	$1,563	$10,151	$8,725

QC Holdings, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	June 30,
	2013	2014
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$12,685	$10,906
Restricted cash	1,076	951
Loans receivable, less allowance for losses of $8,272 at December 31, 2013 and $7,295 at June 30, 2014	57,349	51,997
Prepaid expenses and other current assets	6,723	5,177
Total current assets	77,833	69,031
Non-current loans receivable, less allowance for losses of $2,171 at December 31, 2013 and $2,388 at June 30, 2014	6,332	5,067
Property and equipment, net	10,330	10,140
Intangible assets, net	1,560	1,001
Other assets, net	12,049	12,034
Total assets	$108,104	$97,273

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$817	$1,048
Accrued expenses and other liabilities	7,770	6,308
Deferred revenue	3,669	2,894
Current portion of long-term debt	4,500	1,500
Revolving credit facility	16,300	7,000
Total current liabilities	33,056	18,750

Non-current liabilities	5,860	5,633

Long-term debt	3,282	3,347
Total liabilities	42,198	27,730

Commitments and contingencies
Stockholders' equity	65,906	69,543
Total liabilities and stockholders' equity	$108,104	$97,273

QC Holdings, Inc.
Selected Statistical and Operating Data
(in thousands, except Average Loan, Average Term and Average Fee)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2014	2013	2014
	Unaudited		Unaudited

Operating Data – Short-term Loans:
Loan volume	$177,115	$162,065	$355,136	$327,749
Average loan (principal plus fee)	382.96	386.78	383.24	388.37
Average fee	58.98	59.25	59.18	59.54

Operating Data – Installment Loans:
Loan volume	$12,611	$14,553	$21,615	$25,353
Average loan (principal)	664.97	764.33	655.13	756.06
Average term (days)	228	255	226	253

Other Revenues:
Credit services fees	$1,365	$1,104	$2,975	$2,503
Check cashing fees	654	619	1,449	1,381
Open-end credit fees	344	1,042	660	2,103
Title loan fees	188	73	543	168
Other	569	622	1,183	1,243
Total	$3,120	$3,460	$6,810	$7,398

Loss Data:
Provision for losses, continuing operations:
Charged-off to expense	$16,374	$18,758	$32,866	$37,889
Recoveries	(7,113)	(7,288)	(15,780)	(16,302)
Adjustment to provision for losses based on evaluation of outstanding receivables	1,263	511	257	(1,458)
Total provision for losses	$10,524	$11,981	$17,343	$20,129
Provision for losses as a percentage of revenues	29.4%	33.2%	23.7%	27.0%
Provision for losses as a percentage of loan volume (all products)	5.2%	6.1%	4.3%	5.1%
CONTACT: Investor Relations Contact:
         Douglas E. Nickerson  (913-234-5154)
         Chief Financial Officer

         Media Contact:
         Tom Linafelt (913-234-5237)
         Director - Corporate Communications